Exhibit (a)(1)(C)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Exar Corporation

at

$13.00 Net Per Share

by

Eagle Acquisition Corporation

a wholly-owned subsidiary of

MaxLinear, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (EASTERN TIME)

AT THE END OF MAY 11, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

April 13, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Eagle Acquisition Corporation (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of MaxLinear, Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Exar Corporation, a Delaware corporation (“Exar” or the “Company”), at a price of $13.00 per Share, without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in the offer to purchase, as it may be amended or supplemented from time to time (the “Offer to Purchase”) and in the related Letter of Transmittal, as it may be amended or supplemented from time to time (the “Letter of Transmittal”, which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Merger Agreement (as described below), constitutes the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, in the event that, at 12:00 midnight (Eastern Time) at the end of May 11, 2017 (the date and time at which the Offer expires by its terms (as it may be extended in accordance with the terms of the Merger Agreement (as defined below)) is referred to herein as the “Expiration Date”), there will have not been validly tendered, in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares), a number of Shares that, taken together with any Shares then owned by Parent and Purchaser, represent at least one more than 50% of the sum of (i) all then outstanding Shares plus (ii) the number of shares underlying all then outstanding vested Company stock options with an exercise price lower than $13.00 plus (iii) the number of shares issuable upon settlement of all then outstanding Company restricted stock units (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the Delaware General Corporation Law (“DGCL”), by the Depositary (as defined below) for the Offer pursuant to such procedures). In addition, Purchaser will not be required to accept any Shares for payment pursuant to the Offer if, at the Expiration Date, any of the following conditions will have not been satisfied (or waived by Parent and Purchaser, if permissible under applicable law): (i) the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Act, as amended, has expired or been terminated; (ii) the Company has performed or complied with in all material respects all covenants and obligations that the Company is required to comply with or perform under the Merger Agreement prior to the scheduled expiration of the Offer; (iii) the representations and warranties made by the Company in the Merger Agreement have been true and correct on the dates and pursuant to standards described in “Section 15 – Certain Conditions to the Offer” in the Offer to Purchase; (iv) since the date of the Merger Agreement, there has not occurred any “Company Material Adverse Effect” as defined in the Merger Agreement that is continuing as of immediately prior to the scheduled expiration of the Offer; (v) no governmental authority of competent jurisdiction has (y) enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer or the Merger (as defined below) any law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Offer or the Merger, or (z) issued or granted any order that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, preventing or otherwise restraining the Offer or the Merger; (vi) the Marketing Period (as defined in the Offer to Purchase) has been completed; or (vii) the Merger Agreement has not been terminated in accordance with its terms. The Offer is not subject to any financing condition.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. The Form of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. A copy of Exar’s Solicitation/Recommendation Statement on Schedule 14D-9 dated April 13, 2017, which has been filed by Exar with the Securities and Exchange Commission; and

6. A return envelope addressed to the Depositary for your use only.

The Offer is being made pursuant to a Merger Agreement, dated as of March 28, 2017 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among MaxLinear, Purchaser and Exar. The Merger Agreement provides, among other things, that promptly following the consummation of the Offer, subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will be merged with and into Exar (the “Merger”), with Exar continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of MaxLinear. The closing of the Merger will occur promptly after the consummation of the Offer. As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, other than (i) Shares owned by MaxLinear, any subsidiary of MaxLinear or Exar, or held in treasury by Exar and (ii) Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL, will be automatically converted into the right to receive the Offer Price, without interest thereon and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. As a result of the Merger, Exar will become wholly-owned by MaxLinear. Following such Merger, MaxLinear intends to take such actions to delist Exar from the NYSE and deregister Exar.

After careful consideration, Exar’s board of directors, among other things, has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the other transactions contemplated by the Merger Agreement are at a price and on terms that are fair to, and in the best interests of the Company and its stockholders (including the unaffiliated stockholders); (ii) approved and declared advisable the Support Agreements, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommended that the stockholders accept the Offer and tender their Shares to Purchaser in the Offer and, to the extent applicable, approve and adopt the Merger Agreement and the Merger.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary prior to 12:00 midnight (Eastern Time) at the end of May 11, 2017.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth below.

Very truly yours,

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

866-767-8986

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL APPOINT YOU AS AN AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN AND THEREIN.

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